EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Academy Sports + Outdoors Announces Preliminary First Quarter Fiscal 2026 Sales Update Ahead of its Analyst Day

KATY, Texas, (April 7, 2026) – Academy Sports + Outdoors (“Academy” or the “Company”) (Nasdaq: ASO), a leading full-line sporting goods and outdoor recreation retailer, today provided an update on its first quarter fiscal 2026 sales and comparable sales in advance of its Analyst Day event on April 7, 2026 at 9:00 a.m. Eastern Time.

The Company expects sales for the first quarter to be up 6% - 7%, with comparable sales up 2% - 3%. The Company plans to communicate any changes to its fiscal 2026 guidance when it reports full first quarter fiscal 2026 financial results in June 2026.

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to more than 300 stores across 21 states and counting. Academy's mission is to provide "Fun for All" and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy's product assortment focuses on key categories of outdoor, apparel, sports & recreation and footwear through both leading national brands and a portfolio of private label brands. For more information, visit www.academy.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Academy’s current expectations and are not guarantees of future performance. Forward-looking statements may incorporate words such as “believe,” “expect," "anticipate," “forward,” “ahead,” “opportunities,” “plans,” “priorities,” “goals,” “future,” “short/long term,” “will,” “should,” or the negative version of these words or other comparable words. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, environmental, and other factors that could affect overall consumer spending or our industry, including the possible effects of ongoing macroeconomic challenges, inflation and in higher interest rates, trade policy changes or additional tariffs, geopolitical tensions, or changes to the financial health of our customers, many of which are beyond Academy's control. These and other important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Academy's filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K under the caption "Part 1A. Risk Factors," as may be updated from time to time in our periodic filings with the SEC. Any forward-looking statement in this press release speaks only as of the date of this release. Academy undertakes no obligation to publicly update or review any forward-looking

EXHIBIT 99.1
statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media inquiries:
Meredith Klein, Vice President of Communications
346.823.6615
meredith.klein@academy.com

Investor inquiries:
Dan Aldridge, Vice President of Investor Relations
832.739.4102
dan.aldridge@academy.com